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                                                                      EXHIBIT 99


     [REPUBLIC TECHNOLOGIES INTERNATIONAL (TM) LOGO]

                                  NEWS RELEASE

          FOR IMMEDIATE RELEASE
          ---------------------
                                                      MEDIA CONTACT:
                                                      George A. Manos
                                                      Director Of Administration
                                                      (330) 670-3114

          REPUBLIC TECHNOLOGIES, USS/KOBE COMPLETE STEEL BAR BUSINESS MERGER
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         FAIRLAWN, Ohio -- August 13, 1999 -- Republic Technologies
International and USS/KOBE Steel Company announced today that they have completed their previously announced combination of the SBQ bar manufacturing companies.

         "This merger marks a new day in the way highly engineered steel bars will be delivered to the customer. We have combined three historic industry leaders with solid track records for quality and customer service," said Thomas
N. Tyrrell, chief executive officer at Republic Technologies International. "The recent overwhelming ratification of a new four-year labor agreement in Lorain has cleared the way for us to proceed with this combination and indicates the excitement our employees have to be part of something very special."

         The merger's total steelmaking capacity will be 3.5 million tons per year and sales are projected to exceed $ 1.4 Billion in 1999.

         "Since 1990 the predecessor companies have spent over $800 million on our facilities and the capital expenditure plan over the next 4 years will involve an additional $ 350 million," Tyrrell stated, "This will make our plants the most modern in the world, with every facility being fully renovated, totally rebuilt or newly constructed."

                                     -more-

                                                           www.republictech.com

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REPUBLIC TECHNOLOGIES INTERNATIONAL, USS/KOBE COMPLETE STEEL BAR BUSINESS MERGER

         "While our employees are the highest trained and most technically qualified in the industry, the level of expectation of ourselves and our customers will require all of us to step up to a new level of energy and knowledge which is critical to our success," Tyrrell added.

         The Blackstone Group and Veritas Capital Management, which formed Republic Technologies International earlier this year, a joint venture between Republic Engineered Steels, Inc. and Bar Technologies, Inc., own approximately 64 percent of the combined assets. The U.S. Steel Group of USX Corporation and Kobe Steel, Ltd., which formed USS/KOBE Steel Company in 1989, will own approximately 30 percent of the combined operations. Other equity holders and management will hold the balance.

         The seamless pipe business of USS/KOBE is excluded from the transaction and will continue to operate as a joint venture partnership between U.S. Steel and Kobe Steel.

         USS/KOBE Steel Company was formed in July 1989 as a joint venture partnership between U.S. Steel and Kobe. At that time, the joint venture acquired the Lorain Works of USX and continued the operation of the facilities and business. It is located in Lorain, Ohio.

         The Blackstone Group, a private merchant bank headquartered in New York, is engaged in principal investing, mergers and acquisitions advisory, real estate investing, restructuring and reorganization advisory, and liquid alternative asset management.

         Veritas Capital is a private investment fund founded by Robert B. McKeon in 1992.

         Republic Technologies International is a leading domestic producer of engineered steel bars. Headquartered in Fairlawn, Ohio, Republic was formed in 1999 with the combination of Republic Engineered Steels, Inc., Bar Technologies, Inc. and USS/KOBE.


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         Republic operates 14 plants located in Canton, Massillon, and Lorain,
Ohio; Beaver Falls and Johnston, Pa.; Chicago and Haney, Ill; Cartersville, Ga.; Gary, Ind.; Lackawanna, N.Y.; Willimantic, Conn.; and Hamilton, Ontario.